Exhibit 10.4

HMS HOLDINGS CORP.

RETENTION BONUS PLAN

HMS Holdings Corp., a Delaware corporation (the “Company”), has adopted this HMS Holdings Corp. Retention Bonus Plan (the “Plan”) for the benefit of certain employees of the Company or its Affiliates (as defined below), on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to reinforce and encourage the continued attention and dedication of such employees to their duties without distraction in connection with the occurrence of a Change in Control (as defined below).

1.       Defined Terms. For purposes of the Plan, the following terms shall have the meanings indicated below:

1.1               “Affiliate” means, with respect to any person, any domestic or foreign individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

1.2               “Board” means the board of directors of the Company.

1.3               “Cause”, with respect to a Participant, shall have that meaning provided in an applicable employment agreement, service agreement, retention or severance agreement, or other similar agreement between a Participant and the Company (or an Affiliate) or, if no such agreement exists or if such agreement does not contain a definition of Cause (or similar term), then Cause means any of the following: the Participant’s (i) fraud with respect to the Company; (ii) material misrepresentation to any regulatory agency, governmental authority, outside or internal auditors, internal or external Company counsel, or the Board concerning the operation or financial status of the Company; (iii) theft or embezzlement of assets of the Company; (iv) conviction or plea of guilty or nolo contendere to any felony (or to a felony charge reduced to a misdemeanor), or, with respect to the Participant’s employment, to any misdemeanor (other than a traffic violation); (v) material failure to follow the Company’s conduct and ethics policies that have been provided or made available to the Participant; (vi) if the Participant has an effective employment agreement, service agreement, retention or severance agreement, or other similar agreement, or a restrictive covenant agreement, with the Company (or an Affiliate), the Participant’s material breach of any such agreement; and/or (vii) continued failure to attempt in good faith to perform the Participant’s duties as reasonably assigned by his or her supervisor at the time.

1.4               “Change in Control” shall have that meaning set forth in the Company’s 2019 Omnibus Incentive Plan.

1.5               “Closing” means the consummation of a Change in Control.

1.6               “Closing Date” means the date on which the Closing occurs.

1.7               “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.8               “Committee” means (i) prior to a Change in Control, the compensation committee of the Board and (ii) following a Change in Control, the Company’s Chief Executive Officer as of immediately prior to the consummation of such Change in Control.

1.9               “Employee” means an individual who is an employee of the Company or any Successor Entity (or an Affiliate).

1.10           “Good Reason”, with respect to a Participant, shall have that meaning provided in an applicable employment agreement, service agreement, retention or severance agreement, or other similar agreement between a Participant and the Company (or an Affiliate), if applicable.

1.11           “Participant” means each Employee who is selected to participate in the Plan in accordance with Section 3 and receives a Participation Notice.

1.12           “Participation Notice” means the written notice provided to each Participant by the Company setting forth the terms of his or her participation in the Plan, the form of which is attached as Exhibit A.

1.13           “Qualifying Termination”, with respect to a Participant, means a termination of such Participant’s employment (i) by the Company or any Successor Entity (or any of their respective Affiliates) without Cause or (ii) with respect to a Participant who is a party to an individual agreement with the Company or any Successor Entity (or any of their respective Affiliates) that contains a “good reason” or similar definition, by a Participant for Good Reason.

1.14           “Release” means a general release of claims against the Company, in a form prescribed by the Company.

1.15           “Separation from Service” means a Participant’s “separation from service” from the Company (including a Successor Entity or Affiliate) within the meaning of Section 409A.

1.16           “Successor Entity” means any entity that acquires or otherwise succeeds to all or substantially all of the business or assets of the Company upon and following the Closing.

2.       Effectiveness of the Plan. The Plan is effective as of December 20, 2020 (the “Effective Date”).

3.       Plan Administrator. The Plan shall be interpreted, administered and operated by the Committee (the “Plan Administrator”), which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. All decisions, interpretations and other actions of the Plan Administrator shall be final, conclusive and binding on all parties who have an interest in the Plan. Notwithstanding the foregoing, the Plan Administrator or, with respect to a Participant who is not an executive officer or Senior Vice President of the Company, the Company’s Chief Executive Officer, shall determine the Participants and the size of such Participant’s Retention Bonus (as defined below) in accordance with the provisions of Section 4 hereof. Promptly following such determination, the Company shall provide written notice to each Participant pursuant to a Participation Notice.

4.       Retention Bonus. Each Participant shall be eligible to receive a cash bonus (the “Retention Bonus”) in an aggregate amount set forth in such Participant’s Participation Notice upon the terms and conditions set forth herein. Subject to Section 5 hereof, each Retention Bonus shall vest as to 100% of such Retention Bonus on the 90th day following the Closing Date, subject to the Participant’s continuous employment through such vesting date.

5.       Forfeiture; Termination of Employment. In order to be eligible to receive a Retention Bonus, a Participant must be continuously employed by the Company (including a Successor Entity or an Affiliate) through the applicable vesting date. Notwithstanding the foregoing, in the event that a Participant experiences a Qualifying Termination on or after the Closing, but prior to or on the 90th day following the Closing Date, then the Participant shall be entitled to receive the Participant’s Retention Bonus, subject to the Participant’s timely execution and non-revocation of a Release within such time period prescribed by the Company in accordance with applicable law. The Retention Bonus shall be payable within 30 days following the Participant’s termination date.

6.       Payment. Retention Bonus payments shall be made by the designated payroll provider within 30 days following the applicable vesting date.

7.       Section 409A.

7.1               To the extent applicable, the Plan shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that the Plan Administrator determines that any payments or benefits under the Plan may not be either compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the Plan Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Plan Administrator determines are necessary or appropriate to (i) exempt the compensation and benefits payable under the Plan from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 7 shall not create any obligation on the part of the Plan Administrator to adopt any such amendment or take any other action, nor shall the Company or any of its Affiliates have any liability for failing to do so.

7.2               Any right to a series of installment payments pursuant to this Plan and any Participation Notice is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Plan and any Participation Notice or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code. All payments of nonqualified deferred compensation subject to Section 409A of the Code to be made hereunder upon a termination of employment may only be made upon the Participant’s Separation from Service.

7.3               Notwithstanding anything to the contrary herein, no portion of a Participant’s Retention Bonus shall be paid to any Participant during the six-month period following such Participant’s Separation from Service if the Company reasonably determines that paying such amounts at the time or times indicated herein would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the applicable Participant’s death), the Participant shall be paid a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such period (without interest).

8.        Successors.

8.1               Company Successors. The Plan shall inure to the benefit of and shall be binding upon the Company, the Successor Entity, and their successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under the Plan.

8.2               Participant Successors. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of the Plan to the executors, personal representatives or administrators of such Participant’s estate.

9.        Miscellaneous.

9.1               Entire Plan. The Plan contains the entire understanding of the parties relating to the subject matter hereof.

9.2               No Right to Continued Service. Nothing contained in the Plan shall (i) confer upon any Participant any right to continue as an Employee of the Company or any Successor Entity, or any Affiliate thereof, (ii) constitute any contract of employment or agreement to continue employment for any particular period, or (iii) interfere in any way with the right of the Company or any Successor Entity, or any Affiliate thereof, to terminate a service relationship with any Participant, with or without Cause.

9.3               Termination and Amendment of Plan. If a Change in Control is not consummated prior to the two-year anniversary of the Effective Date, then (i) the Plan shall terminate automatically and (ii) no Retention Bonus shall become payable pursuant to the Plan. In addition, the Plan shall terminate upon the Company’s satisfaction of all of its obligations under the Plan. The Company reserves the right to amend or modify the Plan or any Participation Notice at any time in its sole discretion prior to the Closing. The Plan shall not be amended, modified, suspended or terminated on or after the Closing (a) except with the express written consent of each Participant who would be adversely affected by any such amendment, modification, suspension or termination, or (b) unless and until all rights and obligations hereunder have been fully and finally satisfied or forfeited. In addition, following the Closing, the definition of Cause and/or Good Reason (if applicable) set forth in an applicable employment agreement, service agreement, retention or severance agreement, or other similar agreement between a Participant and the Company (or an Affiliate) shall not be amended or modified except with the express written consent of each Participant who would be adversely affected by any such amendment or modification.

9.4               Payments Not Deemed to be Salary; No ERISA Plan. No payment payable under the Plan shall be deemed salary or other compensation to any Participant for purposes of computing benefits to which a Participant may be entitled under any vacation, disability, profit sharing, pension plan or other arrangement of the Company for the benefit of employees except as may otherwise be specifically provided for by such plan or other arrangement. This Plan is intended to constitute an “unfunded” plan for incentive compensation, and is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be considered to create a trust or fund, or any obligation to fund or otherwise secure the payment of any amounts due under the Plan, or any kind or fiduciary relationship between the Company and any Participant or any of its other employees or a security interest of any kind in any property of the Company in favor of any Participant or any other person.

9.5               Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Retention Bonus payable under the Plan.

9.6               Benefits not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

9.7               Restrictive Covenants. A Participant’s entitlement to and retention of the amounts under the Plan are expressly conditioned upon such Participant’s continued compliance with applicable restrictive covenants signed or entered into in connection with such Participant’s employment (including but not limited to, covenants relating to competition, solicitation or hiring of employees, solicitation of customers, and confidentiality), and if the Participant breaches any such restrictive covenants then amounts described herein shall no longer be payable and, if already paid, shall promptly be returned to the Company within seven days of the Company providing the Participant with written notice of such breach, to the extent permitted or required by law.

9.8               Applicable Law. The Plan shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware (without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware).

9.9               Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

9.10           Captions. The captions contained in the Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

EXHIBIT A

FORM OF PARTICIPATION NOTICE

[See attached.]

PARTICIPATION NOTICE

HMS HOLDINGS CORP. RETENTION BONUS PLAN

December 20, 2020

Dear [_________]:

In connection with your employment by HMS Holdings Corp. and its direct and indirect subsidiaries (collectively, the “Company”), the Company has determined that you will be eligible to receive a retention bonus (the “Retention Bonus”) under the HMS Holdings Corp. Retention Bonus Plan (the “Plan”), a copy of which is being provided to you with this Participation Notice.

1.                   Incorporation by Reference. The Retention Bonus described in this Participation Notice is subject in all respects to the terms, conditions and provisions of the Plan, as amended from time to time, all of which are made a part of and incorporated by reference into this Participation Notice. All capitalized terms used but not defined in this Participation Notice shall have the definitions provided in the Plan. In the event of any conflict between the terms of this Participation Notice and the terms of the Plan, the terms of the Plan shall govern.

2.                   Vesting Schedule. You are eligible to receive a Retention Bonus of up to $[______]. Your Retention Bonus will vest as to 100% of such Retention Bonus on the 90th day following the Closing Date, subject to your continued employment through such vesting date, as described in the Plan.

3.                   Certain Terminations of Employment. Your Retention Bonus may be subject to forfeiture or accelerated vesting/payment, in whole or in part, in connection with certain terminations of employment (as further described in the Plan). In the event you experience a Qualifying Termination on or after the Closing, but prior to or on the 90th day following the Closing Date, then in order for you to receive payment of any portion of your Retention Bonus, you must sign (and not revoke) a general release of claims in a form provided by the Company on or after your termination of employment.

4.                   Restrictive Covenants. In addition, note that your entitlement to and retention of the amounts described herein are expressly conditioned upon your continued compliance with applicable restrictive covenants you signed or entered into in connection with your employment (including but not limited to, covenants relating to competition, solicitation or hiring of employees, solicitation of customers, and confidentiality), and if you breach any such restrictive covenants then amounts described herein shall no longer be payable and, if already paid, shall promptly be returned to the Company within seven days of the Company providing you with written notice of such breach, to the extent permitted or required by law.

5.                   Applicable Law. This Participation Notice and the Plan shall be construed, interpreted and the rights of you and the Company determined in accordance with the laws of the State of Delaware (without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware).

Please confirm your acceptance of the Retention Bonus award on the terms and conditions set forth in the Plan and this Participation Notice by signing and dating the acknowledgment below.

[Signature page follows]

Sincerely,

HMS HOLDINGS CORP.

By:

Name: William C. Lucia

Title: President and Chief Executive Officer

ACKNOWLEDGMENT:

I hereby acknowledge receipt of the Plan, a copy of which has been provided to me with this Participation Notice, and represent that I am familiar with the terms and provisions thereof. I hereby accept this Retention Bonus award subject to all of the terms and provisions of the Plan and this Participation Notice. I have reviewed the Plan and this Participation Notice in their entirety. I hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Participation Notice.

By:
[Name]

Date:

Exhibit A

HMS Holdings Corp. Retention Bonus Plan